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                                  EXHIBIT 21

                                 SUBSIDIARIES



SUBSIDIARIES OF UNITED STATIONERS INC.

     United Stationers Supply Co., an Illinois corporation


SUBSIDIARIES OF UNITED STATIONERS SUPPLY CO.

     United Stationers Hong Kong Limited, a Hong Kong corporation
     United Worldwide Limited, a Hong Kong corporation
     Lagasse Bros., Inc., a Louisiana corporation
     SAH, Inc., an Illinois corporation
     CJS/GT Corp., a Georgia corporation